Exhibit 99.1

April 9, 2012

Eagle Rock Announces Reaffirmation of Upstream Borrowing Base

HOUSTON - Eagle Rock Energy Partners, L.P. (the “Partnership”) (NASDAQ: EROC) today announced that the upstream component of the borrowing base under its senior secured credit facility has been reaffirmed at $375 million by its commercial lenders as part of the Partnership’s regularly scheduled semi-annual upstream borrowing base redetermination.

The Partnership’s total borrowing base, including its midstream component and giving effect to the new upstream component, is approximately $693 million. Total commitments under the senior secured credit facility remain unchanged at $675 million.

The upstream component of the Partnership’s borrowing base is redetermined semi-annually effective April 1 and October 1, while the midstream component is calculated quarterly with delivery of the Partnership’s financial statements.

About the Partnership

The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids; and (iii) marketing natural gas, condensate and NGLs; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:

Jeff Wood, 281-408-1203

Senior Vice President and Chief Financial Officer

Adam Altsuler, 281-408-1350

Director, Corporate Finance and Investor Relations